EXECUTION VERSION

AMENDMENT TO AMENDED AND RESTATED DELAWARE CITY RAIL
TERMINALING SERVICES AGREEMENT

This Amendment to the Amended and Restated Delaware City Rail Terminaling Services Agreement (this “Amendment”) is made and entered into as of February 13, 2019 (the “Amendment Effective Date”) by and between PBF Holding Company LLC, a Delaware limited liability company (the “Company”), Delaware City Terminaling Company LLC, a Delaware limited liability company (the “Delaware Operator”), and CPI Operations LLC (the “New Jersey Operator” and together with the Delaware Operator, the “Operator”). The Company, the Delaware Operator and New Jersey Operator may each be referred to in this Amendment as a “Party.” The Company, together with the Delaware Operator and/or the New Jersey Operator, dependent upon the context, are collectively referred to as the “Parties.”

WHEREAS, the Company and the Delaware Operator are party to (i) that certain Amended and Restated Delaware City Rail Terminaling Services Agreement, effective January 1, 2018 (the “Delaware City Rail TSA”) and (ii) that certain Amended and Restated Delaware City West Ladder Rack Terminaling Services Agreement, effective January 1, 2018 (the “West Ladder Rack Agreement,” and with the Double Loop Agreement, the “Agreements”).
WHEREAS, the New Jersey Operator owns and operates a rail terminal located in Thorofare, New Jersey (the “Thorofare Terminal”); and

WHEREAS, the Parties desire, through this Amendment, to record the terms and conditions upon which the New Jersey Operator becomes a Party to the Double Loop Agreement for the remainder of its Term and agrees to provide terminaling services to the Company at the Thorofare Terminal on the terms and conditions set forth in the Agreement.

NOW, THEREFORE, the Parties hereto, in consideration of the premises and the mutual covenants and conditions herein set forth, do hereby agree to amend the Agreements as follows:

I.	As of the Amendment Effective Date, the following articles and sections of the Agreements shall be added or amended, as applicable, to read as follows:

1.	Section 1.1 of the Double Loop Agreement is amended as follows:

A.	The term “Delaware Operator” is added and means Delaware City Terminaling Company LLC.

B.
The term “Minimum Throughput Capacity” is amended to mean with respect to each Contract Quarter, an aggregate amount of throughput capacity equal to (x) with respect to the Delaware City Terminal, 85,000 bpd of Products, multiplied by the number of calendar days in such Contract Quarter and (y) with respect to the Thorofare Terminal, 15,000 bpd of Products multiplied by the number of calendar days in such Contract Quarter.

C.	The term “New Jersey Operator” is added and means CPI Operations LLC.

D.	The term “Operator” is amended to mean the Delaware Operator together with the New Jersey Operator.

E.	The term “Parties” is amended to mean the Company, together with the Delaware Operator and/or the New Jersey Operator, dependent on the context.

F.	The term “Renewal Term” is hereby deleted.

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G.	The term “ROFR Asset” is amended to mean the Delaware City Terminal and each asset that comprises the Delaware City Terminal and is material to the operation thereof.

H.	The term “Terminal” is amended to mean the Delaware City Terminal and the Thorofare Terminal.

I.	The term “Thorofare Terminal” is added and means that certain rail terminal located in Thorofare, New Jersey and owned and operated by CPI Operations LLC.

2.	Section 2.1 of the Double Loop Agreement is amended to read in its entirety as follows:

The initial term of this Agreement (the “Initial Term”) shall commence at 12:00:01 a.m., ET, on the Commencement Date and shall continue until 11:59:59 p.m., ET, on the first December 31 following the seventh (7th) anniversary of the Commencement Date.

3.	The first and second sentences of each of Section 4.4 of the Double Loop Agreement and Section 4.4 of the West Ladder Rack Agreement are amended to read in their entirety as follows:

Section 4.4    Custody. During the Term, the Operator shall hold all Products at the Terminal solely as bailee, and agrees that when any such Products are redelivered to the Company or the Company Designee, the Company or the Company Designee shall have good title thereto (to the extent the Company or the Company Designee had good title prior to delivery at the Terminal) free and clear of any liens, security interests, encumbrances and claims of any kind whatsoever created or caused to be created by the Operator, other than Permitted Liens; provided, however, that notwithstanding anything herein to the contrary the Operator hereby waives, relinquishes and releases any and all liens, including, any and all warehouseman’s liens, custodian’s liens, rights of retention or similar rights under all applicable laws, which the Operator would or might otherwise have under or with respect to any Products handled hereunder. During the Term, none of the Operator or any of its Affiliates shall (and the Operator shall not permit any of its Affiliates or any other Person to) use any such Products for any purpose.

4.Articles 15 and 16 of the Double Loop Agreement are amended such that every reference therein to the “Operator” shall be construed to mean the Delaware Operator.

5.Section 18.1 of the Double Loop Agreement is amended to read in its entirety as follows:
Section 18.1     Indemnification by Operator. The Delaware City Operator shall defend, indemnify and hold harmless the New Jersey Operator and the Company, the Company Designees, their respective Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Company lndemnitees”) from and against any Liabilities directly or indirectly arising out of (a) any breach by the Delaware City Operator of any covenant or agreement contained herein or made in connection herewith or any

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representation or warranty of the Delaware City Operator made herein or in connection herewith proving to be false or misleading, (b) any failure by the Delaware City Operator, its Affiliates (other than the New Jersey Operator) or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (c) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the Delaware City Operator, its Affiliates (other than the New Jersey Operator) or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling or transportation of any Products hereunder, except (i) to the extent of the Company’s obligations under Section 18.2 below, (ii) to the extent that such injury, disease, death, or damage to or loss of property, fine or penalty was caused by the gross or sole negligence or willful misconduct on the part of the Company Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors and (iii) in the case of the New Jersey Operator, to the extent relating to the Thorofare Terminal. The New Jersey Operator shall defend, indemnify and hold harmless the Delaware City Operator and the Company Indemnitees from and against any Liabilities directly or indirectly arising out of (a) any breach by the New Jersey Operator of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the New Jersey Operator made herein or in connection herewith proving to be false or misleading, (b) any failure by the New Jersey Operator, its Affiliates (other than the Delaware City Operator) or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (c) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the New Jersey Operator, its Affiliates (other than the Delaware City Operator) or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling or transportation of any Products hereunder, except (i) to the extent of the Company’s obligations under Section 18.2 below, (ii) to the extent that such injury, disease, death, or damage to or loss of property, fine or penalty was caused by the gross or sole negligence or willful misconduct on the part of the Company Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors and (iii) in the case of the Delaware City Operator, to the extent relating to the Delaware City Terminal. Notwithstanding the foregoing, the Operator’s liability to the Company Indemnitees pursuant to this Section 18.1 shall be net of any insurance proceeds actually received by the Company Indemnitees or any of their respective Affiliates from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Company agrees that it shall, and shall cause the other Company Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Company Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify the Operator of all potential claims against any third party for any such insurance proceeds, and (iii) keep the Operator fully informed of the efforts of the Company Indemnitees in pursuing collection of such insurance proceeds.

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6.Article 30 of the Double Loop Agreement is amended, as to the Operator, to read as follows:

CPI Operations, LLC
Delaware City Terminaling Company LLC, c/c/o PBF Logistics GP LLC
One Sylvan Way, Second Floor Parsippany, NJ 07054
Attn: Jim Fedena, Senior VP, Logistics Telecopy No: (973) 455-7500
Email: jim.fedena@pbfenergy.com

with a copy, which shall not constitute notice, to:
PBF Logistics GP LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Matt Lucey, Executive VP
Telecopy No: (973) 455-7500
Email: matt.lucey@pbfenergy.com

7.	Exhibits B and C to the Agreements is amended as and replaced as reflected in the attached Exhibit B and C.

II.	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the applicable Agreement.

III.
This Amendment shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

IV.
This Amendment contains the entire agreement between the Parties with respect to the Amendment and shall supersede and leave with no effects all proposals, correspondence, discussions, prior agreements and communications between the Parties, either written or oral.

V.	Except as amended herein, all other terms and conditions of the respective Agreements shall continue to be in full force and effect.

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IN WITNESS WHEREOF the Parties hereto, have caused this Amendment to each of the respective Agreements to be executed by their duly authorized officers or representatives.

PBF Holding Company LLC

By:	/s/ Erik Young
	Name:	Erik Young
	Title:	SVP, Chief Financial Officer

DELAWARE OPERATOR:

DELAWARE CITY TERMINALING COMPANY LLC

By:	/s/ Jim Fedena
	Name:	Jim Fedena
	Title:	Senior Vice President, Logistics

SOLELY WITH RESPECT TO THE OBLIGATIONS AS AMENDED HEREBY RELATING TO THE THOROFARE TERMINAL UNDER THE DOUBLE LOOP AGREEMENT:

NEW JERSEY OPERATOR:

CPI OPERATIONS LLC
By:	PBF Energy Inc., its Managing Member

By:	/s/ Jim Fedena
	Name:	Jim Fedena
	Title:	Senior Vice President, Logistics

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Exhibit B
Products

Product: Crude Oil

Crude Oil Product Specifications:
API 10-45
H2S < 500 ppm per test method 5705
TVP < 11.0 psi
Pour Point > 0 degf
Light Crude Oil Product Specifications:
API 30 - 45
H2S < 10 ppm in breathing zone
TVP < 11.1 psi
Pour Point < 0 degf
Crude Oil Product Specification - CPI (only)
API 7-45
H2S < 500 ppm per test method 5705
TVP (70 degf) < 5.6 psi
Pour Point > 0 degf

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Exhibit C
Nomination and Scheduling; Railcar Specifications
Nominations and Scheduling.

The Terminal is a shared-use facility and has limited capacity at any one time to take delivery of crude oil by railcars. Accordingly, the Company will use commercially reasonable efforts to deliver crude oil on a ratable basis and to coordinate with the Operator the arrival of unit trains for unloading, and the Operator will require the other users to do the same. The Company will coordinate with the Operator and keep the Operator apprised of the arrival of unit trains delivering the Company’s crude oil to the Terminal. The Company will keep the Operator apprised of volumes of crude oil that the Company nominates for transportation and delivery to the Terminal by rail.

The Company will provide the Operator, by email or facsimile, or by other means mutually agreed by the Operator and the Company from time to time, no later than the fifteenth (15th) day of each calendar month throughout the Term, a good faith monthly nomination (a “Nomination”) of (i) the volume of crude oil that the Company projects it will deliver to the Terminal by rail during the following calendar month (to be delivered to the Terminal on a ratable basis throughout the month), (ii) the dates and times when the Company projects each unit train will arrive at the Terminal during the month (which must be on a ratable basis throughout such month), and the number and type of railcars of each unit train. All Nominations for delivery of crude oil to the Terminal must be accompanied by a corresponding and reasonable tank availability schedule for prompt transfer of such crude oil into storage tanks.

The Company will provide to the Operator each Wednesday throughout the Term an updated forecast for the following week with respect to the Company’s then-current Nomination.

Railcar Specifications

Product	Railcars must conform with Specification	Additional requirements
Crude	D0T111, to be replaced by DOT117J/117P/117R according to the FAST act schedule
Railcar variations that are outside of these specifications must be approved by the Operator in advance of arrival. Any special fittings or other modifications required to accommodate railcars will be at the Company's sole cost and expense.

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Exhibit A
Form of Terminaling Services Agreement

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